Exhibit 99.1

JAKKS Pacific® Reports 2008 Second Quarter and First Six Months Results

Sales Expected to Continue to Grow to Record Levels

Earnings Growth Forecast Reduced Due to Higher Costs

MALIBU, Calif.--(BUSINESS WIRE)--JAKKS Pacific, Inc. (NASDAQ:JAKK), a leading toy and consumer products company, announces results for the Company’s second quarter and first six months ended June 30, 2008.

Second quarter 2008 net sales were $145.3 million, compared to $129.5 million reported in the comparable period last year. Net income for the second quarter was $4.2 million, or $0.15 per diluted share, compared to $5.0 million, or $0.17 per diluted share, reported in the second quarter of 2007.

The Company's net sales for the six months ended June 30, 2008 were $276.2 million, compared to $253.6 million during the same period in 2007. Net income for the first six months of 2008 was $5.0 million, or $0.18 per diluted share, compared to the first six months 2007 earnings of $8.3 million, or $0.30 per diluted share.

“We were pleased with the sales growth we experienced in the quarter despite a challenging retail environment,” said Jack Friedman, JAKKS’ Chairman and Chief Executive Officer. “We continue to see action figures, pretend play, and dolls as category drivers, with contributions also coming from Plug It In & Play electronic products and other lines within our portfolio. We also continued to see increased fuel, raw materials and transportation costs, and increased costs related to litigation and product testing that affected gross margins and the bottom line.”

JAKKS’ President and Chief Operating Officer, Stephen Berman added, “We have excellent placement for what we expect will be our top drivers based on top licensed and non-licensed brands, including our new EyeClops™ Night Vision™ Goggles, new Disney® Hannah Montana® products, including the Plug It In & Play Hannah Montana Pop Tour Guitar, Girl Gourmet™ Cupcake Maker, and many other new products.”

Berman concluded, “We are also optimistic about the potential for several new lines that began to ship in the second quarter and which will be hitting retail stores shortly, including our new Ulti-Motion™ gaming system that combines Plug It In & Play and role play accessories with the hugely popular category of wireless motion games, toys based on Neopets.com®, NASCAR®, Nickelodeon SLIME!™ and others we expect will contribute to another record year for JAKKS Pacific.”

Operations used cash in the quarter of $21.6 million and $6.3 million for the first six months of 2008 as working capital approaches seasonal highs, and our financial position remains very strong. As of June 30, 2008, our working capital was $331.2 million, including cash, equivalents and marketable securities of $177.4 million, and we continually evaluate potential complementary acquisition opportunities with which we expect to continue to grow our business as we simultaneously work to execute on internal growth initiatives for 2009 and beyond.

Friedman concluded, “We remain confident that we will achieve our 2008 forecast for net sales of at least $891.4 million, however, we are reducing our earnings forecast to $89.5 million in net income and $2.80 diluted EPS in recognition of the higher costs we are experiencing in raw materials, transportation, product testing and litigation.”

Conference Call

JAKKS Pacific will host a conference call on Wednesday, July 23, 2008 at 9:30am Eastern (6:30am Pacific) where the Company will discuss the second quarter and first six months of 2008 earnings in more detail. You can listen to the call live via the Internet at www.jakks.com, where the call will also be archived for 30 days. A telephone playback will be available from 10:30 a.m. Eastern on July 23, 2008 through 12:00 a.m. Eastern on August 23, 2008. The playback can be accessed by calling 800-642-1687 or 706-645-9291 for international callers, passcode “56247209”.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ:JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories, sold under various proprietary brands including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech™, Trendmasters®, Toymax®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets™, EyeClops™ and Plug It In & Play TV Games™. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney, Nickelodeon, Warner Bros., World Wrestling Entertainment, Ultimate Fighting Championship and Cabbage Patch Kids. JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$177,215	$241,250
Marketable securities	219	218
Accounts receivable, net	102,446	174,451
Inventory, net	83,601	75,486
Income taxes receivable	9,515	-
Deferred income taxes	13,921	13,921
Prepaid expenses and other current assets	36,213	21,733
Total current assets	423,130	527,059

Property and equipment	71,020	59,480
Less accumulated depreciation and amortization	44,549	38,073
Property and equipment, net	26,471	21,407

Deferred income taxes
Goodwill, net	355,000	353,340
Trademarks & other assets, net	41,333	45,768
Investment in video game joint venture	39,819	36,090
Total assets	$885,753	$983,664

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$80,274	$122,372
Reserve for sales returns and allowances	11,640	26,036
Income taxes payable	-	21,997
Total current liabilities	91,914	170,405

Long term debt	98,000	98,000
Other liabilities	7,213	6,432
Income taxes payable	11,294	11,294
Deferred income taxes	6,447	6,536
	122,954	122,262
Total liabilities	214,868	292,667

Stockholders' equity:
Common stock, $.001 par value	27	28
Additional paid-in capital	286,963	312,127
Retained earnings	387,321	382,288
Accumulated other comprehensive income (loss)	(3,426)	(3,446)
	670,885	690,997
Total liabilities and stockholders' equity	$885,753	$983,664

JAKKS Pacific, Inc. and Subsidiaries
Second Quarter Earnings Announcement, 2008
Condensed Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007
	(In thousands, expect per share data)

Net sales	$145,291	$129,547	$276,226	$253,609
Less cost of sales
Cost of goods	73,579	69,128	142,673	133,498
Royalty expense	16,192	13,130	27,657	25,457
Amortization of tools and molds	3,462	1,994	6,397	3,851
Cost of sales	93,233	84,252	176,727	162,806
Gross profit	52,058	45,295	99,499	90,803
Direct selling expenses	12,339	8,997	24,444	20,824
Selling, general and administrative expenses	31,349	25,820	64,817	52,223
Depreciation and amortization	2,802	3,990	5,564	7,944
Income from operations	5,568	6,488	4,674	9,812
Other income (expense):
Profit from video game joint venture	1,295	714	3,727	2,209
Interest income	773	1,793	2,093	3,307
Interest expense	(1,642)	(1,592)	(3,200)	(3,163)
Other expense	-	-	-	-
Income before provision for income taxes	5,994	7,403	7,294	12,165
Provision for income taxes	1,838	2,369	2,261	3,893
Net income	$4,156	$5,034	$5,033	$8,272
Earnings per share - diluted	$0.15	$0.17	$0.18	$0.30
Shares used in earnings per share - diluted	32,594	33,133	28,077	33,018

CONTACT:
JAKKS Pacific, Inc.
Genna Rosenberg, 310-455-6235
Joel Bennett, 310-455-6210